Exhibit 99.1

Warrior Reports Third Quarter 2025 Results and Updates Outlook

Commences longwall operations at transformational Blue Creek mine, eight months ahead of schedule and on budget

Raises full year outlook to reflect strong operational performance and Blue Creek ramp-up

Potential for strategic expansion through federal lease acquisition win

BROOKWOOD, AL - November 5, 2025 - Warrior Met Coal, Inc. (NYSE: HCC) (“Warrior” or the “Company”) today announced results for the third quarter of 2025. Warrior is the leading dedicated U.S.-based producer and exporter of high-quality steelmaking coal for the global steel industry.

Warrior reported net income for the third quarter of 2025 of $36.6 million, or $0.70 per diluted share, a decrease from net income of $41.8 million, or $0.80 per diluted share, in the third quarter of 2024. The Company reported Adjusted EBITDA of $70.6 million in the third quarter of 2025 compared to Adjusted EBITDA of $78.5 million in the third quarter of 2024. These results continue to be impacted by significantly weaker steelmaking coal market conditions driven primarily by ongoing depressed global steel demand, excess Chinese steel exports and ample supply of steelmaking coal globally. As a result, the average index price for premium low-vol steelmaking coal was 13% lower than the prior year's comparable quarter. At the same time, Warrior reported a 27% increase in total sales volumes and a 17% increase in total production volumes compared to the prior year comparable quarter, primarily attributable to the Blue Creek mine.

Third Quarter and Other Recent Highlights

•
Commenced the highly anticipated longwall operations at Blue Creek in October eight months ahead of schedule and on budget, where the commissioning towards full production is expected to be completed in early 2026;

•
Completed the installation of the Blue Creek overland clean coal belt, along with the remaining modules of the preparation plant in October, and made significant progress on the barge loadout with investments of $64.2 million in Blue Creek during the third quarter of 2025;

•
Achieved record quarterly sales volumes of 2.4 million short tons of steelmaking coal, including 378 thousand short tons sold from the Blue Creek mine;

•
Reduced cash cost of sales (free-on-board port) per short ton by 18% to $100.73 from $123.45 per short ton quarter-over-quarter, driven by a combination of a variable cost structure, a disciplined approach to cost control and operational efficiency, and enhanced by the inherently lower cost structure of Blue Creek; and

•
Won the bidding in the federal coal lease sale of 58 million short tons of high-quality steelmaking coal reserves which are accessible by Warrior's existing facilities, therefore extending the life of its mining operations, and allowing for access to additional resources, that could add further life to both Mine 4 and Blue Creek beyond the 58 million tons.

“It is gratifying to see our detailed planning and laser-focused execution result in the successful startup of longwall operations at our transformational Blue Creek mine eight months ahead of schedule, while keeping the overall project on budget,” commented Walt Scheller, CEO of Warrior. “This milestone reflects Warrior's unwavering commitment to operational excellence and highlights the exceptional teamwork and dedication of our employees. Their efforts have propelled us forward and enhanced our position for sustained growth and long-term success.”

“The early startup of Blue Creek's longwall significantly increases our production capacity and has already begun contributing to revenue and free cash flow. As a result of our success on this project, we have raised our full-year production volume guidance by 10%, further reinforcing Warrior's position as the premier U.S. pure-play producer of premium steelmaking metallurgical coal,” Mr. Scheller concluded.

Strategic Expansion Through Federal Lease Acquisition

At the end of the third quarter, Warrior learned that it was the successful bidder in a federal coal lease sale administered by the Bureau of Land Management. The acquisition includes approximately 14,050 acres in Tuscaloosa County, Alabama, with an estimated 58 million short tons of high-quality steelmaking coal reserves. The total bid for the leases was $46.8 million.

“The purchase of these leases enables us to enhance our long-term growth strategy, bolstering our reserve base and extending the life of our core mining operations,” Mr. Scheller said. “The newly leased areas are adjacent to existing infrastructure, allowing for efficient integration into our current operations and capital planning.”

“While several regulatory and administrative steps remain before Warrior enters into a lease agreement with the Bureau of Land Management, we are actively engaged with the relevant agencies to ensure timely progress and compliance with all requirements,” Mr. Scheller concluded. “The combination of this acquisition, once it closes, and the continued ramping up of production at Blue Creek positions us to continue to meet sustained global demand for premium steelmaking coal. With world class assets, a low-cost position, and disciplined capital deployment, we remain focused on delivering long-term shareholder value through strategic resource development and operational excellence.”

Operating Results

Sales volumes in the third quarter of 2025 were a record 2.4 million short tons compared to 1.9 million short tons in the third quarter of 2024, representing a 27% increase, driven primarily by sales of Blue Creek steelmaking coal of 378 thousand short tons.

The Company produced 2.2 million short tons of steelmaking coal in the third quarter of 2025, compared to 1.9 million short tons in the third quarter of 2024, representing a 17% increase, including 175 thousand short tons produced at Blue Creek. Inventory levels decreased slightly to 1.1 million short tons as of September 30, 2025, compared to 1.2 million short tons as of June 30, 2025.

Additional Financial Results

Total revenues were $328.6 million for the third quarter of 2025, which compares to total revenues of $327.7 million for the third quarter of 2024, reflecting the 27% increase in sales volumes, offset partially by a decline in the average net selling price. The average net selling price of the Company's steelmaking coal decreased 21% from $171.92 per short ton in the third quarter of 2024 to $135.87 per short ton in the third quarter of 2025. The average gross selling price realization was approximately 83% of the Platts Premium Low Vol FOB Australian index price for the third quarter of 2025 compared to 93% for the third quarter of 2024, primarily driven by a higher sales mix of high-vol A steelmaking coal and a lower price index relativity to premium low-vol.

Cost of sales for the third quarter of 2025 were $239.5 million compared to $231.6 million for the third quarter of 2024. Cash cost of sales (free-on-board port) for the third quarter of 2025 were $237.2 million, or 74.1% of mining revenues, compared to $229.7 million, or 71.8% of mining revenues in the same period of 2024. Cash cost of sales (free-on-board port) per short ton decreased to $100.73 in the third quarter of 2025 from $123.45 in the third quarter of 2024. This was driven primarily by lower steelmaking coal prices and their effect on Warrior's variable cost structure, primarily for wages, transportation and royalties combined with the Company's disciplined approach to cost control and operational efficiency and the sales mix of Blue Creek coal and its inherent lower cost structure.

Selling, general and administrative expenses for the third quarter of 2025 were $17.2 million, or 5.2% of total revenues, and were higher than the same period last year of $11.5 million due to higher employee-related expenses.

Depreciation and depletion expenses for the third quarter of 2025 were $43.6 million, or 13.3% of total revenues and were higher than the same period last year of $36.6 million, or 11.2% of total revenues. This was primarily due to depreciation expense recognized on additional assets placed into service at Blue Creek and higher sales volumes. Warrior achieved net interest income of $2.1 million during the third quarter of 2025, which is lower than the prior year due to lower interest income on lower cash balances and lower earned rates of return combined with higher interest expense due to interest on new leased equipment.

Income tax benefit was $13.7 million in the third quarter of 2025 on a pre-tax income of $22.8 million. The effective income tax rate for the nine months ended September 30, 2025 varied from the statutory federal income tax rate of 21%, primarily due to tax benefits recognized for depletion expense, marginal gas well tax credits and foreign-derived intangible income deduction which exceeded forecasted pre-tax book income. This compares to an income tax expense of $4.6 million on pre-tax income of $46.4 million in the third quarter of 2024.

Cash Flow and Liquidity

The Company generated positive cash flows from operations of $104.7 million in the third quarter of 2025, compared to $62.2 million in the third quarter of 2024. Net working capital, excluding cash, for the third quarter of 2025 decreased by $30.7 million from the second quarter of 2025, primarily reflecting lower accounts receivable and higher accrued expenses.

Cash used in investing activities for capital expenditures and mine development for the third quarter of 2025 was $124.2 million compared to $122.8 million in the third quarter of 2024. The third quarter of 2025 includes $64.2 million of capital expenditures for the continued development of Blue Creek, which brings the total year-to-date capital expenditures to $171.2 million and project-to-date capital expenditures to $887.7 million. In addition, Warrior made the first payment of five installments of $9.4 million for the new federal coal leases as described above. Free cash flows in the third quarter of 2025 were negative $19.5 million compared to free cash flows of negative $60.6 million in the third quarter of 2024, driven primarily by the continued development of Blue Creek.

Cash flows used in financing activities for the third quarter of 2025 were $17.8 million, primarily due to principal repayments of financing lease obligations of $13.5 million and payment of a regular quarterly dividend of $4.2 million.

The Company’s total liquidity as of September 30, 2025 was $525.2 million, consisting of cash and cash equivalents of $336.3 million, short-term investments of $46.4 million, which is net of $9.8 million posted as collateral, long-term investments of $2.0 million and available liquidity under its ABL Facility of $140.5 million, net of outstanding letters of credit of $2.5 million.

Capital Allocation

On October 28, 2025, the Board declared a regular quarterly cash dividend of $0.08 per share, which the Company plans to distribute on November 14, 2025, to stockholders of record as of the close of business on November 7, 2025.

Company Outlook

Due to the accelerated startup of the Blue Creek longwall, the Company is updating and increasing its production (approximately 10%) and sales volume guidance for the full year 2025. In addition, the Company is lowering its guidance range for cash cost of sales (free-on-board port) per short ton to reflect more recent actual trends. This guidance is subject to many risks that may impact performance, such as global trade and tariff uncertainties, market conditions in the steel and steelmaking coal industries and overall global economic and competitive conditions, all as more fully described under Forward-Looking Statements. Warrior will continue to evaluate the impact of trade and tariff uncertainties on its business for the remainder of the fiscal year.

Coal sales	9.2 - 9.6 million short tons
Coal production	9.4 - 9.8 million short tons
Cash cost of sales (free-on-board port)	$105 - $110 per short ton
Capital expenditures for sustaining existing mines	$90 - $100 million
Capital expenditures for Blue Creek project	$225 - $250 million
Mine development costs for Blue Creek project	$85 - $100 million
Depreciation and depletion	$185 - $210 million
Selling, general and administrative expenses	$65 - $75 million
Interest expense	$10 - $15 million
Interest income	$15 - $20 million

The Company's 2025 production volume guidance contains approximately 1.8 million short tons of high-vol A steelmaking coal from the Blue Creek mine, of which approximately two-thirds is expected to be sold in 2025.

The Company's guidance for its capital expenditures consists of sustaining capital spending of approximately $90-$100 million, including regulatory gas requirements and final 4 North bunker construction, and discretionary capital spending of $225-$250 million for the development of the Blue Creek reserves. While the longwall operations have recently commenced, there remains a significant amount of surface infrastructure to be completed to finish the overall project. Warrior remains on budget and expects total Blue Creek project capital expenditures of $995 million to $1.075 billion. The remaining amounts are expected to be primarily spent by the end of the first quarter of 2026.

Key factors that may affect the full year 2025 outlook include:

•
one additional planned longwall move before year end;
•
the performance of the Blue Creek longwall;
•
HCC index pricing, geography of sales and freight rates;
•
trade and tariff policies;
•
exclusion of other non-recurring costs;
•
new labor contract; and
•
inflationary pressures.

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable Generally Accepted Accounting Principles ("GAAP") cost of sales. These items typically include non-cash asset retirement obligation accretion expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include in a GAAP estimate. The unavailable information could have a significant impact on the Company's reported financial results.

Use of Non-GAAP Financial Measures

This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call

The Company will hold a conference call to discuss its third quarter 2025 results today, November 5, 2025, at 4:30 p.m. ET. To listen to the event, live or access an archived recording, please visit http://investors.warriormetcoal.com. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET on November 5, 2025 until 6:30 p.m. ET on November 12, 2025. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 1271409.

About Warrior

Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal metallurgical (met) steelmaking coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium quality met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers. For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements

This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2025 guidance, sales and production growth, ability to maintain cost structure, demand, pricing trends, management of liquidity, cash flows, expenses and expected capital expenditures, the Company's future ability to create value for stockholders, as well as statements regarding production, inflationary pressures, the development of the Blue Creek project including the schedule for the commissioning towards full production of longwall operations, and the terms of any new labor contract. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance, or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry, including the risk of a continued decline in the index price for premium low-vol steelmaking coal; the impacts of U.S. and international trade policies and tariffs; the impact of global pandemics, including the impact of any such pandemic on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of any such pandemic on steel manufacturers; the impact of inflation on the Company, the impact of geopolitical events, including the effects of the Russia-Ukraine war and the ongoing conflict in the Middle East; the inability of the Company to effectively operate its mines and the resulting decrease in production; the inability of the Company to transport its products to customers due to rail performance issues or the impact of weather and mechanical failures at the McDuffie Terminal at the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017 and the One Big Beautiful Bill Act of 2025; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its net operating losses to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the performance of the Blue Creek longwall; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; including the expansion of the Company's met coal reserves through a federal lease acquisition; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its Amended ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2024 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts

For Investors:

Dale W. Boyles, 205-554-6129

dale.boyles@warriormetcoal.com

For Media:

D'Andre Wright, 205-554-6131

dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
Revenues:
Sales	$319,969	$319,944	$903,393	$1,208,366
Other revenues	8,620	7,776	22,662	19,389
Total revenues	328,589	327,720	926,055	1,227,755
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	239,525	231,598	711,672	778,489
Cost of other revenues (exclusive of items shown separately below)	7,546	8,854	23,629	29,491
Depreciation and depletion	43,594	36,642	132,126	114,815
Selling, general and administrative	17,200	11,510	47,566	45,861
Total costs and expenses	307,865	288,604	914,993	968,656
Operating income	20,724	39,116	11,062	259,099
Interest expense	(2,307)	(1,422)	(7,304)	(3,458)
Interest income	4,435	8,679	14,812	26,074
Income before income tax (benefit) expense	22,852	46,373	18,570	281,715
Income tax (benefit) expense	(13,746)	4,607	(15,466)	32,248
Net income	$36,598	$41,766	$34,036	$249,467
Basic and diluted net income per share:
Net income per share—basic	$0.70	$0.80	$0.65	$4.78
Net income per share—diluted	$0.70	$0.80	$0.65	$4.78
Weighted average number of shares outstanding—basic	52,594	52,330	52,549	52,167
Weighted average number of shares outstanding—diluted	52,650	52,394	52,578	52,221
Dividends per share:	$0.08	$0.08	$0.24	$0.74

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

(short tons in thousands)(1)	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
Tons sold	2,355	1,861	6,746	6,088
Tons produced	2,249	1,917	6,811	6,140
Average net selling price	$135.87	$171.92	$133.92	$198.48
Cash cost of sales (free-on-board port) per short ton(2)	$100.73	$123.45	$104.62	$127.07
Cost of production %	67%	66%	67%	63%
Transportation and royalties %	33%	34%	33%	37%
Cash margin per ton(3)	$35.14	$48.47	$29.30	$71.41

(1) 1 short ton is equivalent to 0.907185 metric tons.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
Cost of sales	$239,525	$231,598	$711,672	$778,489
Asset retirement obligation accretion	(965)	(702)	(2,896)	(2,107)
Stock compensation expense	(1,344)	(1,152)	(3,028)	(2,777)
Cash cost of sales (free-on-board port)(2)	$237,216	$229,744	$705,748	$773,605

(2) Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales (free-on-board port) is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales (free-on-board port) is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales (free-on-board port) may not be comparable to similarly titled measures used by other companies.

(3) Cash margin per ton is defined as average net selling price less cash cost of sales (free-on-board port) per short ton.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)

RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
Net income	$36,598	$41,766	$34,036	$249,467
Interest income, net	(2,128)	(7,257)	(7,508)	(22,616)
Income tax (benefit) expense	(13,746)	4,607	(15,466)	32,248
Depreciation and depletion	43,594	36,642	132,126	114,815
Asset retirement obligation accretion	1,331	1,302	3,993	3,897
Stock compensation expense	5,211	874	15,309	15,061
Other non-cash actuarial accretion	494	451	1,483	1,353
Non-cash mark-to-market gain on gas hedges	(710)	-	(295)	-
Business interruption	(3)	107	19	409
Adjusted EBITDA(4)	$70,641	$78,492	$163,697	$394,634
Adjusted EBITDA margin(5)	21.5%	24.0%	17.7%	32.1%
Adjusted EBITDA per short ton(6)	$30.00	$42.18	$24.27	$64.82

(4) Adjusted EBITDA is defined as net income before net interest income, net, income tax (benefit) expense, depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, other non-cash accretion, non-cash mark-to-market gain on gas hedges and business interruption expenses. Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP. We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

(5) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

(6) Adjusted EBITDA per ton is defined as Adjusted EBITDA divided by short tons sold.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
Net Income	$36,598	$41,766	$34,036	$249,467
Business interruption, net of tax	(2)	85	15	323
Adjusted net income(7)	$36,596	$41,851	$34,051	$249,790

Weighted average number of shares outstanding—basic	52,594	52,330	52,549	52,167
Weighted average number of shares outstanding—diluted	52,650	52,394	52,578	52,221

Adjusted net income per share—basic	$0.70	$0.80	$0.65	$4.79
Adjusted net income per share—diluted	$0.70	$0.80	$0.65	$4.78

(7) Adjusted net income is defined as net income net of business interruption expenses, net of tax (based on each respective period's effective tax rate). Adjusted net income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income should not be considered in isolation, nor as an alternative to net income under GAAP. We believe adjusted net income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
OPERATING ACTIVITIES:
Net income	$36,598	$41,766	$34,036	$249,467
Non-cash adjustments to reconcile net income to net cash provided by operating activities	38,881	29,084	138,057	131,606
Changes in operating assets and liabilities:
Trade accounts receivable	25,480	30,082	(1,118)	(54,402)
Income tax receivable	(3,066)	-	(3,066)	7,833
Inventories, net	(1,177)	(16,011)	(8,708)	(8,094)
Prepaid expenses and other receivables	(6,210)	(804)	(13,514)	(3,727)
Accounts payable	(6,456)	(18,326)	13,179	6,146
Accrued expenses and other current liabilities	22,167	9,491	(1,383)	(403)
Other	(1,523)	(13,074)	(4,326)	(15,185)
Net cash provided by operating activities	104,694	62,208	153,157	313,241
INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	(82,578)	(115,878)	(226,054)	(326,542)
Deferred mine development costs	(41,654)	(6,900)	(71,776)	(19,544)
Acquisition of leased mineral rights	(9,363)	-	(9,363)	-
(Purchase of) proceeds from investments	(234)	(49,721)	1,267	(49,721)
Net cash used in investing activities	(133,829)	(172,499)	(305,926)	(395,807)
FINANCING ACTIVITIES:
Net cash used in financing activities	(17,756)	(8,088)	(2,266)	(64,987)
Net decrease in cash, cash equivalents and restricted cash	(46,891)	(118,379)	(155,035)	(147,553)
Cash, cash equivalents and restricted cash at beginning of period	390,988	709,023	499,132	738,197
Cash, cash equivalents and restricted cash at end of period	$344,097	$590,644	$344,097	$590,644

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$104,694	$62,208	$153,157	$313,241
Purchases of property, plant and equipment and mine development costs	(124,232)	(122,778)	(297,830)	(346,086)
Free cash flow(8)	$(19,538)	$(60,570)	$(144,673)	$(32,845)
Free cash flow conversion(9)	(27.7)%	(77.2)%	(88.4)%	(8.3)%

(8) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.

(9) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
(in thousands, except share and per-share data)

	September 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$336,283	$491,547
Short-term investments	56,242	14,622
Trade accounts receivable	141,985	140,867
Inventories, net	219,050	207,590
Income tax receivable	3,066	—
Prepaid expenses and other receivables	45,402	32,436
Total current assets	802,028	887,062
Restricted cash	7,814	7,585
Mineral interests, net	76,469	72,245
Property, plant and equipment, net	1,762,829	1,549,470
Deferred income taxes	3,427	3,210
Long-term investments	2,025	44,604
Other long-term assets	28,204	27,340
Total assets	$2,682,796	$2,591,516
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,214	$40,178
Accrued expenses	100,533	85,369
Asset retirement obligations	13,032	13,032
Short-term financing lease liabilities	25,155	13,208
Other current liabilities	9,416	18,643
Total current liabilities	194,350	170,430
Long-term debt	154,087	153,612
Asset retirement obligations	74,425	72,138
Black lung obligations	34,879	34,467
Long-term financing lease liabilities	57,329	6,217
Deferred income taxes	49,751	63,835
Total liabilities	564,821	500,699
Stockholders’ Equity:
Common stock, $0.01 par value, (140,000,000 shares authorized as of September 30, 2025 and December 31, 2024; 54,791,997 issued and 52,570,156 outstanding as of September 30, 2025; 54,533,374 issued and 52,311,533 outstanding as of December 31, 2024)	548	545
Preferred stock, $0.01 par value per share (10,000,000 shares authorized; no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of September 30, 2025 and December 31, 2024)	(50,576)	(50,576)
Additional paid in capital	296,017	289,808
Retained earnings	1,871,986	1,851,040
Total stockholders’ equity	2,117,975	2,090,817
Total liabilities and stockholders’ equity	$2,682,796	$2,591,516